EXHIBIT 10.4

[COLUMBIA STATE BANK]

March 28, 2007

Ms. Sheila Brumley

[Address]

Subject:    Employment With Columbia State Bank

Dear Sheila:

On behalf of Columbia State Bank, I am pleased to offer you employment with Columbia State Bank (the “Bank”) on the following terms and conditions:

1.	Position. Your position will be Vice President of Accounting and Finance. Initially, you will report to Steve Moergeli until the transition of Mt. Rainier National Bank into the Bank is completed, or January 1, 2008, whichever comes first, at which time you will report to the Chief Accounting Officer of the Bank.

2.	Term. Your employment will begin on the effective date of the merger of Mt. Rainier National Bank with the Bank and you will continue in the transition position until the transition is completed or until December 31, 2007. At such time, you will commence working with the Chief Accounting Officer in a function to be determined.

3.	Compensation. Your base salary will be $10,500 per month until December 31, 2007, less deductions and withholdings required by law or authorized by you. Thereafter, you will be compensated on such terms as are mutually agreeable between you and the Bank

4.	Benefits. To the extent otherwise eligible, you will be entitled to receive or participate in the benefits, including group health insurance and paid vacation, the Bank makes available to other senior executives of the Bank generally, in accordance with the terms of the applicable plan or policy.

If you have any questions about this offer, please call me. If this offer is acceptable to you, please sign and date this letter and return it to me.

Sincerely,

/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

By signing below, I accept the above offer. I acknowledge that this letter contains the complete understanding between me and Columbia State Bank and supersedes any previous oral or written communication between us.

/s/ Sheila Brumley
Sheila Brumley

Date: 4/10/07